EXHIBIT 8
                                                                     Number: 1



             Friedland Finance (Number Two) Limited (the "Issuer")

        L1,280,691,772.55 Exchangeable Note due 2005 (the "Note")



This Note is represented by this certificate (the "Certificate") and is issued pursuant to a resolution of the Board of Directors of the Issuer passed on 8 October 2001.



This is to certify that Deutsche Bank AG London is the registered holder of the Note, which is issued with the benefit of and subject to the terms and conditions (the "Conditions") endorsed hereon. The registered holder is entitled to the Shares (as defined in the Conditions) and/or monies, in respect of its registered holding of the Note, as provided in accordance with the Conditions.



This Certificate is evidence of entitlement only. Title to the Note passes only on due registration on the register maintained in accordance with the Conditions and only the duly registered holder(s) from time to time shall be entitled to payments/delivery in respect of the Note represented by this Certificate.



Executed as a deed by

FRIEDLAND FINANCE (NUMBER TWO) LIMITED

acting by



/s/ Richard M. Constant
 ................................................
Director


/s/ James Wilkinson for WFW Legal Services Ltd
 ................................................
(Secretary)

Dated:





Note: (i) The Note is registered and transferable in whole but not in part.

     (ii) This Certificate must be surrendered to the Registrar (as defined in the Conditions) with the form of novation endorsed hereon duly completed and executed before any transfer can be registered.


THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION PURSUANT TO THE APPLICABLE PROVISIONS OF REGULATION S OF THE SECURITIES ACT, (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT INCLUDING THE EXEMPTION PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

THE HOLDER OF THIS SECURITY UNDERSTANDS THAT THE ISSUER IS UNDER NO OBLIGATION TO REGISTER THE NOTE UNDER THE SECURITIES ACT.

                       Terms and Conditions of the Note



The issue of the L1,280,691,772.55 Exchangeable Note due 2005 (the "Note") exchangeable for shares of British Sky Broadcasting Group plc (the "Company") was authorised by a resolution of the Board of Directors of Friedland Finance (Number Two) Limited (the "Issuer") passed on 8 October 2001.

1.   Form and Title

     The Note is issued in registered form. The person in whose name the Note is registered in the register relating to the Note (the "Register") maintained by Deutsche Bank Luxembourg S.A. (the "Registrar") will (to the fullest extent permitted by applicable law) be treated at all times by all persons, for the purpose of making payments and all other purposes, as the absolute owner thereof (notwithstanding any notice which any person may have of the right, title, interest or claim of any other person thereto). The holder of the Note will be recognised by the Issuer as entitled to the Note free from any equity, set-off or counterclaim on the part of the Issuer against the original or any intermediate holder thereof. The Note may be registered only in the name or names of, and transferred only to, a named person that has duly executed the novation agreement endorsed on the Certificate and the Issuer will not accept a transfer of the Note to bearer. In these Conditions "Noteholder" and "holder" mean the person in whose name the Note is registered.

     As used in these Conditions "person" means any individual, company, corporation, firm, partnership, joint venture, association, organisation, state or agency of a state or other entity, whether or not having a separate legal personality.

2.   Status

     The Note will constitute direct, unconditional and secured obligations of the Issuer.

3.   Interest

     The Note bears interest from the date of issue of the Note (the "Issue Date") at a rate equal to 0.5 per cent. per annum on the principal amount of the Note for the time being outstanding, which interest will be payable in arrear (a) unless previously redeemed or cancelled, (i) on the last London Business Day in each calendar quarter and (ii) on the Maturity Date and (b) on the date of redemption of the Note.

     "Maturity Date" means 8 October 2005.

4.   Security and Realisation of Secured Assets

     (a)  Security

          By a deed of security dated 8 October 2001 (the "Deed of Security") between the Issuer, Deutsche Bank AG London as custodian and cash manager and Bankers Trustee Company Limited as security trustee (the "Trustee") on behalf of itself and the Noteholder, the obligations of the Issuer under the Note and the Deed of Security are secured by, (a) a legal and equitable mortgage of the Shares (as defined below) held by the Issuer from time to time (but excluding Dividend Rights) and (b) a charge and an assignment by way of security of the bank account of the Issuer held at Deutsche Bank AG London (the "Account") and (c) a charge over all other securities that the Issuer owns, holds or is legally or beneficially entitled to from time to time (the "Other Securities"). The Shares, the Other Securities and the Account may not otherwise be subject to any Encumbrance.

          "Encumbrance" means any mortgage, pledge, lien, charge, assignment for the purpose of providing security, hypothecation, right in security, security interest or trust arrangement for the purpose of providing security, and any other agreement or arrangement having the effect of conferring security (including, without limitation, the deposit of monies or property with a person with the primary intention of affording such person a right of set-off or lien).

     (b)  Enforcement of Security

          If the security constituted by the Deed of Security becomes enforceable as therein provided, the Trustee may at its discretion and shall if so required in writing by the Noteholder, but without liability as to the consequences of such action on the Noteholder, enforce such security in accordance with the terms of the Deed of Security; provided that the Trustee shall not be required to take any action that would involve the Trustee in personal liability or expense unless fully indemnified to its satisfaction.

     (c)  Application of Proceeds

          The  Trustee  shall  apply  all  moneys  received  by it  under  the
          provisions  of  the  Deed  of  Security  in   connection   with  the
          realisation or enforcement of the security constituted thereby:

          (i) first, in payment or satisfaction of the fees of and all costs, charges, expenses and liabilities incurred by the Trustee or any receiver in preparing and executing the trusts in the Deed of Security (including any taxes required to be paid, the costs of realising any security and the Trustee's remuneration);

          (ii) secondly, in or towards payment of all fees, costs and expenses payable to the Registrar in its capacity as such;

         (iii) thirdly, in or towards payment of all fees, costs and expenses payable to each of the Custodian or Cash Manager in its capacity as such

          (iv) fourthly, in or towards meeting the claims (if any) of the Noteholder; and

          (v)  in payment of the balance (if any) to the Issuer.

     (d)  Negative Undertakings

          The Issuer shall not, without the consent of the Noteholder:

          (i) create or permit to subsist any Encumbrance (other than as contemplated by the Deed of Security) on or over the Shares, the Account or the Other Securities or any part thereof or interest therein;

          (ii) sell, transfer or otherwise dispose of the Shares or any part thereof or interest therein or attempt or agree so to do other than in order to permit any exercise of the Exchange Right as set out under Condition 6 or as contemplated by the Deed of Security;

         (iii) cancel, increase, create or issue or agree to issue or put under option or agree to put under option any share or loan capital or obligation now or hereafter convertible into share or loan capital of or in the Issuer of any class or call any uncalled capital;

          (iv) make any alteration to, grant any rights in relation to or otherwise re-organise, redeem, purchase or reduce the share capital or reserves of the Issuer in any way or enter into any composition or arrangement with its creditors or any class of creditors of the Issuer;

          (v) alter any of the provisions of the Issuer's memorandum and articles of association; or

          (vi) take any step to wind up, reconstruct, re-organise or dissolve itself or take any other action which is analogous thereto.

5.   Issuer Covenants

     The Issuer covenants with, and for the benefit of, the Noteholder that if the Noteholder exercises its Exchange Rights as set out in Condition 6, the proceeds of (a) any sale or disposal of Shares or (b) any subscription of "B" Shares of the Issuer by any person shall be deposited into the Account.

6.   Redemption at the Option of the Noteholder

     (a)  Exchange Rights

          (i) At any time on or after the Issue Date and up to 17:00 hours (London time) on the fifth Business Day preceding the Maturity Date (the "Exchange Period") the Noteholder shall have the right (the "Exchange Right"), subject to any applicable fiscal or other laws and regulations in the place of exchange and in the manner described below, to request that the Note be redeemed in full by (A) the payment to the Noteholder on the Settlement Date (as defined in Condition 6(d)) of cash in Sterling equal to the Cash Value of the Note or (B) (upon prior written notification by the Noteholder to the Issuer) the aforementioned payment shall be discharged by the exchange of the Noteholder's Note for Shares at the Exchange Ratio (and by the payment to the Noteholder, by the time required under Condition 6(e), of all amounts payable pursuant to Condition 6(e)).

          (ii) Upon exercise of Exchange Rights involving an exchange for Shares as described in Condition 6(a)(i)(B) above (the "Delivery Rights"), the Issuer shall, except as otherwise provided in these Conditions, redeem the Note on the Settlement Date by procuring the delivery to, or to the order of, the Noteholder on the Settlement Date of the corresponding number of Shares and the Cash Value of any fractional Share.

               Fractional Shares will not be delivered upon the exchange of the Note. However, upon exchanging the Note, if the Noteholder would otherwise be entitled to a fraction of a Share, the Noteholder will receive from the Issuer the Cash Value of such fractional Share.

          As used in these Conditions:

          "Business Day" means any day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets are open for business in London and Paris (or, if different, the city where the specified office of the Issuer is located);

          "Cash Value" means (as determined and calculated by the Issuer by applying, to the Issue Price over the relevant period (as such term is defined in Section 93(8) of the Finance Act 1996), the percentage change (if any) of the value of the Shares, in the following manner and on the following terms) an amount in Sterling equal to:

          (i) with respect to a fraction of a Share, the product of the fraction of a Share to which the Noteholder would otherwise be entitled and the Closing Price of a Share on the Trading Day immediately preceding the Notification Date; or

          (ii) if the Issuer is obliged pursuant to these Conditions, to redeem the Note by the payment of cash (or to deliver cash in lieu of Shares pursuant to Condition 6(d)), the greater of (A) the product of (x) the Exchange Ratio in effect on the Notification Date, and (y) the Settlement Price of the Shares and (B) an amount representing 0.0078082 per cent of the issue price of the Note (being, for the avoidance of doubt, L100,000);

          "Closing Price" means, with respect to a Trading Day, the sale price taken from the daily official list of the London Stock Exchange at the close of such Trading Day;

          "Exchange Ratio" means, in relation to the Note, 203,607,595 Shares (as adjusted from time to time pursuant to Conditions 7(a) or 7(b));

          "Issue    Price"     means,     in    relation    to    the    Note,
          L1,280,691,772.55 which has been calculated by reference to 203,607,595 Shares at a value of 629p per Share as agreed on the Issue Date between the Issuer and the Noteholder;

          "London Business Day" means a day on which commercial banks and foreign exchange markets are open in London;

          For the purposes of these Conditions, references to the "London Stock Exchange" shall, if the Shares are not listed on the London Stock Exchange at the relevant time, be construed as references to such other North American or European Union stock exchange on which the Shares are so listed at such time, as selected by the Issuer
          (and references to "London Business Days" shall be construed accordingly), provided that in the case of such other stock exchange, the sale of the Shares by the Issuer or the Noteholder are legally permissible on such other exchange;

          "Settlement Price", being treated as the value of the Shares (in a number equal to the Exchange Ratio) on the Notification Date calculated as follows: (i) the Volume Weighted Average Price of the Shares on the Notification Date (or, if such day is not a Trading Day, the Trading Day immediately following such Notification Date); or (ii) in the circumstances set out in paragraph (ii) of Condition 7(b), the Offer Consideration expressed as an amount per Share;

          "Shares" means issued and outstanding fully-paid ordinary shares of the Company, currently of a par value of L0.50 each, or, except where the context otherwise requires, the Substitute Shares, as defined in Condition 7(b);

          "Trading Day" means a London Business Day on which (i) the London Stock Exchange is open for trading (other than a day on which trading ceases prior to its regular weekday closing time), and (ii) a price for the Shares is quoted on the London Stock Exchange; and

          "Volume Weighted Average Price" in respect of any Trading Day means the amount in Sterling equal to the figure obtained by (a) multiplying (1) the price of each sale of Shares on such Trading Day by (2) the number of Shares sold in such sale, (b) summing the amounts determined pursuant to sub-paragraph (a), and (c) dividing such sum by the aggregate number of Shares sold on such Trading Day.

     (b)  Exchange Notice

          The Noteholder may exercise Exchange Rights by causing (i) a notice of exchange (an "Exchange Notice") duly completed and signed by it or on its behalf, to be presented to the specified office of the Issuer; and (ii) the Note to be surrendered by presentation of the Certificate to the specified office of the Issuer, in each case during the Exchange Period (the date on which the foregoing requirements have been satisfied being the "Notification Date"). Following the surrender of the Note in accordance with these Conditions, the Issuer shall annotate the Certificate and procure that the Registrar amends the Register to reflect the redemption of the Note.

          The Exchange Notice must:

          (i) contain a representation and warranty from the Noteholder to the effect that the Note is free from any liens, charges, encumbrances and other third party rights;

          (ii) where exercising Delivery Rights, contain representations and warranties from the Noteholder to the effect, inter alia, that, at the time of signing and delivery of the Exchange Notice, either (x) it is not a U.S. person and is located outside the United States within the meaning of Regulation S under the U.S. Securities Act of 1933, as amended, (the "Securities Act") and is acquiring the Shares to be delivered upon exchange of the
               Note in an offshore transaction (as defined in Regulation S) in accordance with Rule 903 or 904 of Regulation S, and understands that the Shares may not be delivered within the United States upon exchange and may not be resold in the United States except pursuant to an exception from the registration requirements of the Securities Act, or (y) it is a qualified institutional buyer ("QIB") within the meaning of Rule l44A under the Securities Act that understands that the exchange of the Note into Shares is being made in the United States only through a private placement which is exempt from registration under the Securities Act to the holder of the Note that is a QIB acquiring the Shares for its own account or for the account of another QIB and not with a view to distribution of the Shares, understands that the Shares deliverable upon exchange of the Note may not be sold under Rule l44A and may not be offered, sold, pledged or otherwise transferred except (i) outside United States in accordance with Rule 903 or 904 of Regulation S, or (ii) in accordance with Rule 144 under the Securities Act (if available), in each case in accordance with any applicable securities laws of any state or territory of the United States or any other jurisdiction, and that it shall not deposit or cause to be deposited the Shares deliverable upon exchange of the Note into any depositary receipt facility established or maintained by a depositary bank so long as the Shares are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act;

         (iii) where exercising Delivery Rights, specify (x) in the case of Shares to be delivered in certificated form, the name and address of the person(s) in whose name(s) the certificates for the Shares should be despatched or (y) in the case of Shares to be delivered in uncertificated form, the relevant CREST account details;

          (iv) specify the number and account name of the Sterling account of the Noteholder to which any amount payable in cash to the Noteholder is to be credited;

          (v)  authorise  the  production  of  the  Exchange   Notice  in  any
               applicable
               administrative or legal proceedings; and

          (vi) specify  whether the  Noteholder  is  exercising  its  Delivery
               Rights.

          No Shares may be transferred to a Noteholder exercising Delivery Rights if the Noteholder does not satisfy the conditions in paragraphs (iii) and (iv) and above.

          An Exchange Notice once given shall be irrevocable and may not be withdrawn without the consent in writing of the Issuer.

          Failure to deliver a duly completed Exchange Notice in accordance with these Conditions may result in such notice being treated as null and void. Any determination as to whether any such notice has been duly completed and properly delivered as provided above shall be made by the Issuer and shall, save in the cast of a manifest error, be conclusive and binding on the Noteholder.

          As used in these Conditions:

          "CREST" means the computer-based system and procedures which enable title to units of a security to be evidenced and transferred without a written instrument and in respect of which CRESTCo is the Operator (as defined in the Uncertificated Securities Regulations 1995); and

          "CRESTCo" means CRESTCo Limited.

     (c)  Stamp and other duties and payments

          Upon exercise of Exchange Rights, the Issuer will be obliged to make payment of all stamp duty, stamp duty reserve, transfer, registration and similar taxes and duties and brokers' commissions or other stock exchange transaction costs (if any) (together with any value added or other tax thereon) arising on exercise of such Exchange Rights and/or the transfer of Shares or cash to, or to the order of, the Noteholder by the Issuer payable in, or imposed by, the United Kingdom or any other jurisdiction in which the Shares (or their register) are located ("Exchange Expenses"), provided that the Issuer shall only make or procure any such payment to the extent that it can sell Other Securities to fund such payment.

     (d)  Delivery of Shares or Cash

          Where Shares are to be transferred to the Noteholder upon exercise of the Exchange Rights, the Issuer shall take all necessary action to procure the transfer of such Shares to the Noteholder, all in accordance with prevailing regulations relating to such transfer. Shares will not be available for transfer (i)(x) to, or to a nominee for, Euroclear Bank S.A./N.V., as operator of the Euroclear System, Clearstream Banking, societe anonyme or any other person providing a clearance service within Section 96 of the Finance Act 1986, or (y) to a person, or nominee or agent for a person, whose business is or includes issuing depositary receipts within Section 93 of the Finance Act 1986 or (ii) in violation of any applicable securities law or regulation of the United States of America.

          Where the Shares are to be transferred to the Noteholder upon exercise of the Exchange Rights, the Issuer will, subject as set out in this Condition 6(d), (i)(A) execute and deliver or cause to be executed and delivered to the Noteholder on the Notification Date or on the London Business Day following the Notification Date all such instruments of transfer and other documents and (B) take all actions or procure the taking of all actions as may be required to effect such transfer and, (ii) if a Cash Value is due in respect of a fractional Share, pay such Cash Value on the

          Notification Date or on the Business Day following the Notification Date.

          In the case of a payment of cash other than in relation to the exercise of Delivery Rights, the Issuer will pay the Cash Value of the Shares on the Payment Date.

          If, in the opinion of the Issuer, it is not possible to effect the transfer of Shares by the due date by reason of a suspension or material limitation of transfers of (i) Shares or (ii) shares of UK companies generally (including the Shares) ("Settlement Disruption"), the Issuer will cause the transfer to be made as soon as practicable thereafter save that the Noteholder may require the Issuer to pay the Cash Value of the Shares (and any amount due under Condition 6(e)) in lieu thereof.

          If, at any time when the transfer of any Shares to the Noteholder would be required pursuant to these Conditions, such transfer would be unlawful under the laws of any applicable jurisdiction or contrary to any official declaration, order, directive or regulation in any applicable jurisdiction ("rules"), the Noteholder will be deemed to have exercised its Cash Rights and the Issuer will, to the fullest extent permitted by such laws or rules, redeem the Note not later than the Payment Date by paying a amount equal to the Cash Value of the Shares (and any amount due under Condition 6(e)).

          As used in these Conditions:

          "Payment Date" means the first Business Day following the date upon which the Settlement Price is determined.

          "Settlement Date" means the due date of delivery of the Shares or of the payment of the Cash Value thereof.

     (e)  Noteholder's Right to Dividends, etc.

          The following provisions of this Condition will apply only in the event that the Noteholder exercises its rights under Conditions 6(a)(i)(B), 8(a) or 11.

          Subject as provided herein, the Shares to be delivered on exercise of the Delivery Rights shall not entitle the Noteholder to receive any dividends or other income or distributions or rights thereon or in respect thereof declared, made, paid or granted by reference to a record date prior to the Notification Date.

          Subject as provided herein, such Shares shall rank for dividends and other income and distributions and rights thereon or in respect thereof declared, paid, made or granted by reference to a record date falling on or after the Notification Date.

          If the record date for the payment of any dividend or other income or distribution or rights on or in respect of such Shares falls on or after the Notification Date but before the Settlement Date with the effect that the Noteholder is not entitled to such dividend or other income or distribution or rights, the Issuer will (unless it is able to confer on or deliver to the Noteholder an entitlement to receive such dividend or other income or distribution or rights):

          (i) (in the case of dividends or other income or distributions or rights to be paid in cash) pay, or procure the payment to, the Noteholder, in lieu of such dividend or other income or distribution rights, an amount in the currency in which the same is payable (the "Equivalent Amount") equal to the dividend on other income or distribution rights to which the Exchanging Noteholder would have been entitled had it been a holder of record of such Shares on that record date. The Issuer will procure that such payment is made to the

               Noteholder at the same time as payment is made of the dividend or other income or distribution or rights or on the Settlement Date, if later. The Equivalent Amount shall be paid by means of a cheque in the currency in which payment of the dividend or other income or distribution or rights is made, drawn on a bank in a principal financial centre of such currency and sent to the address specified in the Exchange Notice; and

          (ii) (in the case of dividends or other income or distributions or rights satisfied or made otherwise than in cash) deliver, or procure the delivery to the Noteholder, as soon as practicable after the receipt by the Issuer thereof, of such dividend or other income or distribution rights. If, at any time when the delivery of any such dividend or other income or distribution or rights is required, delivery would be unlawful under the laws of any applicable jurisdiction or contrary to any rules (as defined in Condition 6(d)), the Issuer will procure payment to the Noteholder of an amount in the currency of, and equal to the current market value of, such dividend or other income or distribution rights as determined by the Issuer. In such event, payment shall be made as contemplated in Condition 6(e)(i) above, provided that if the Issuer is required to pay a cash amount, it shall only pay cash amounts over and above the amount it receives to the extent that it can sell Other Securities to fund such excess payment.

     (f)  Voting rights in respect of the Shares

          In respect of Shares delivered to the Noteholder following the exercise of the Delivery Rights, the Noteholder shall not be entitled to exercise the voting rights attaching to such Shares until entitled to do so pursuant to the terms of the Shares.

7.   Underlying Shares

     (a) The Exchange Ratio for the time being in effect will be adjusted by the Issuer so as to preserve the value of the Note in terms of Shares upon (and with effect from the date of) the occurrence of each of the following events (notice of such adjustment to be given to the Noteholder in accordance with Condition 13):

          (i) any alteration to the nominal value of the Shares as a result of consolidation, reclassification or subdivision; and

          (ii) the issue by the Company of any Shares credited as fully paid to the holders of Shares (the "Shareholders") by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve), other than Shares paid up out of profits or reserves (including as aforesaid) and issued instead of the whole or part of a cash dividend which the Shareholders concerned would or could otherwise have received.

          If the Notification Date (or the Final Date in the case of Condition 7(b)(ii)) (the "Exchange Ratio Determination Date") falls on or after a date with effect from which an adjustment to the Exchanged Ratio is to take effect as provided above but before such adjustment is made, such adjustment shall nonetheless for all purposes be treated as if it had been made on that date.

          Where (1) the circumstances giving rise to any adjustment pursuant to this Condition 7(a) have already resulted or will result in an adjustment to the Exchange Ratio, or (2) the circumstances giving rise to any adjustment arise by virtue of any other circumstances which have already given or will give rise to an adjustment to the Exchange Ratio, or (3) more than one event which gives or may give rise to an adjustment occurs within such a short period of time that in the opinion of the Issuer the foregoing provisions would need to be implemented subject to modification in order to give the intended result, such modification shall be made by the Issuer to the operation of the provisions of this Condition 7(a) as may be advised by an independent investment bank (making its decision solely upon its determination of market value for the Shares) of international repute selected by the Issuer (other than any such investment bank that is an agent or affiliate of Vivendi Universal S.A.) (an "Expert") to be in its opinion appropriate to give the intended result.

     (b)  General Offers

          The provisions of this Condition 7(b) shall, without prejudice to Condition 6(a), apply whether or not at the relevant time the Issuer owns the Shares subject to any Offer or Scheme (each as defined below). Where the Issuer does not own any such Shares, it may if it wishes to do so (and would be entitled to do so if it were such owner), elect to be treated as if it had accepted an Offer by giving notice to such effect to the Trustee in accordance with Condition 13.

          If the Noteholder wishes to participate in an Offer for any Share, it must exercise the Delivery Rights on a timely basis in order to tender in the Offer the Shares for which the Note is exchangeable. The Issuer shall not accept such Offer (and as to any alternative consideration) in relation to any Shares held by it unless the person making such Offer shall already have announced that it has received acceptances in respect of 50 per cent. or more of the Shares, in which event the Issuer shall, subject as set out below, accept such Offer forthwith, provided that the Issuer shall not accept any Offer if such Offer is made by Vivendi Universal, its affiliates or agents. Where the terms of the Offer are such that the Issuer may decide whether to accept the consideration offered for the Shares pursuant to the Offer (the "Offer Consideration") in the form of cash or securities, the Issuer shall accept the type of Offer Consideration which has the highest value. The value of such Shares and the value of any Offer Consideration will be determined by an Expert no later than the Trading Date prior to the Specified Date.

          If the Issuer accepts (or elects to be treated as if it had accepted, as set out in the first paragraph of this Condition 7(b)) such Offer (or if the Shares are subject to compulsory acquisition) then, with effect from the Final Date, the Note may be exchanged in the same manner as before the acceptance of such Offer subject to, and in accordance with, the following provisions:

          (i) if the Offer Consideration consists exclusively (disregarding for this purpose fractional entitlements in cash) of equity securities listed on a North American or European Union stock exchange (the "Substitute Shares"), the exchange shall be made on the basis of an Exchange Ratio adjusted by the Issuer by multiplying the Exchange Ratio in effect before such event by the exchange ratio of Shares for Substitute Shares (expressed as a fraction the numerator of which is the number of Substitute Shares and the denominator of which is the number of Shares). In such event, if, in the opinion of the Issuer, the Conditions would, following the replacement of the Shares by the Substitute Shares, need to be applied subject to modifications of a formal, minor or technical nature in order to give the originally intended result, such modifications to the Conditions as may be advised by an Expert to be in its opinion appropriate to give the originally intended result may be made by the Issuer without the consent of the Noteholder provided that, in the Issuer's opinion, such modifications are not prejudicial to the interests of the Noteholder;

          (ii) if the Offer Consideration does not consist exclusively (disregarding for this purpose fractional entitlements in cash) of Substitute Shares, (A) in circumstances where the Offer Consideration does not include Substitute Shares, the Issuer shall be obliged, upon exercise of the Delivery Rights, to redeem the Note by payment of the Cash Value of the Note (with the substitution in the definition of "Cash Value" of references to the Final Date for the references therein to the Notification Date) and (B) if the Offer Consideration includes Substitute Shares, the following provisions shall apply. The Note may be exchanged for a combination of cash and Substitute Shares in the proportion in which each Share may be exchanged pursuant to the Offer. The Issuer shall, in whole or in part (as applicable), redeem the Note by delivering to the Noteholder (on the Business Day immediately following the date upon which the Offer Consideration comprising cash or non Substitute Shares is, under the terms of the relevant Offer or Scheme, payable or deliverable, as the case may be) cash (in an amount in cash equal to the non Substitute Share consideration (whether in the form of cash or otherwise) which formed part of the Offer Consideration which that number of Shares, for which the Note could have been exchanged at the Specified Date, would have been entitled to if tendered in the Offer) and the principal amount of the Note shall be reduced by a proportion represented by the proportion that the amount of the cash consideration received bears to the value of the Offer Consideration on the date on which such cash is paid. The Note (if not redeemed in full) may be exchanged for Substitute Shares on the basis of an Exchange Ratio adjusted by the Issuer in accordance with sub-paragraph (i) above.

          The Issuer will not accept (nor procure the acceptance of) any Offer in respect of any Shares if the Notification Date falls prior to the Specified Date.

          The Issuer shall not, in relation to any Shares, vote on, exercise its rights in respect of, or otherwise participate in, any scheme of arrangement, reorganisation, amalgamation, merger, demerger or reconstruction of any company or companies (whether or not involving liquidation or dissolution) ("Scheme").

          As used in these Conditions:

          "Final Date" means, in relation to any Offer, the date upon which the Offer Consideration is made available to the Shareholders;

          "Offer" means an offer to acquire (whether by way of purchase or exchange or otherwise) any Shares, whether expressed as a legal offer, an invitation to treat or in any other way, in circumstances where such offer is available to all Shareholders or all Shareholders other than any Shareholder who is, or is connected with, or is or is deemed to be acting in concert with, the person making such offer or to whom, by reason of the laws of any territory or requirements of any recognised regulatory body or any stock exchange in any territory, it is determined not to make such offer; and

          "Specified Date" means, in relation to any Offer, the final date for acceptance of such Offer which, if such Offer is, prior to such final date, extended, shall be the final date for acceptance of the extended offer.

8.   Redemption and Purchase

     (a)  Redemption at Maturity

          Unless previously redeemed (including upon an exchange) or purchased and cancelled, the Note shall be redeemed in cash by the payment to the Noteholder on the Settlement Date of cash in Sterling equal to the Cash Value of the Note , or, at the discretion of the Noteholder notified in writing to the Issuer (other than if the Noteholder is Vivendi Universal S.A., any affiliate or agent) the aforementioned payment shall be discharged by the exchange of the Note for Shares at the Exchange Ratio (together with any amount payable pursuant to, and in accordance with, Condition 6(e)) and the payment of the Cash Value of any fractional Share.

          The delivery of such Shares, and the payment of any Cash Value, shall be made in accordance with Conditions 6 and 7, mutatis mutandis, as if the Notification Date had occurred on the Maturity Date.

          The delivery of Shares pursuant to this Condition 8(a) shall be conditional upon the delivery of a duly completed and executed Exchange Notice to the specified office of the Issuer by no later than the Business Day prior to the Maturity Date. If such duly completed and executed Exchange Notice is not so delivered in accordance with this Condition 8(a) the Notification Date shall be the date of such delivery.

     (b)  Cancellation

          If the Note is redeemed (including upon an exchange) or purchased by the Issuer, it will be cancelled and accordingly may not be reissued or resold.

9.   Payment

     (a)  Payments

          Payments in respect of the Note and interest thereon will be made by the Issuer to, or to the order of, the Noteholder by transfer to the Sterling account maintained by the Noteholder with a bank in London specified by the Noteholder in the Exchange Notice or, if the Exchange Notice has not been delivered by the third Business Day prior to the due date for payment, in a written notice (which shall include notice by facsimile) delivered to the Issuer not later than the third Business Day before the due date for payment. If no such account is specified by the Noteholder, such payment shall be made by cheque drawn on a London bank and posted to the Noteholder at his address shown on the Register at the risk of the Noteholder.

     (b)  Payments subject to fiscal laws

          All payments are subject in all cases to any applicable fiscal or other laws and regulations. No commissions or expenses shall be charged to the Noteholder in respect of such payments.

     (c)  Payments on Business Days

          If any due date for payment of principal, interest or any other amount in respect of the Note is not a London Business Day, then the Noteholder shall not be entitled to payment of the amount due until the next following day which is a London Business Day and the Noteholder shall not be entitled to any interest or other sums in respect of such postponed payment.

     (d)  Interest

                  Notwithstanding Condition 9(c), in the event that any payment of any amount due in respect of a Note is improperly withheld or refused such amount shall bear interest (both before and after judgment) from the due date of payment until the day on which all sums in respect of the Note up to that day are received by or on behalf of the Noteholder at a rate equal to two per cent. per annum above the base rate quoted from time to time during such period by Barclays Bank plc.

10.  Taxation

     (a)  Withholding

          All payments in respect of the Note shall be made free and clear of, and (except to the extent required by law) without withholding or deduction for or on account of any Tax imposed, levied, collected, withheld or assessed by or within the United Kingdom or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law.

     (b)  Grossing up of Payments

          If the Issuer must at any time:

          (i) deduct or withhold any such Tax or other amount from any sum paid or payable by, or received or receivable from, the Issuer in respect of the Note, which deduction or withholding cannot be avoided by the Noteholder and/or the Issuer taking reasonable steps to take advantage of any applicable tax relief or reliefs, the Issuer shall pay such additional amount as is necessary to ensure that the Noteholder receives on the due date and retains (free from any liability other than Tax on its own Overall Net Income) a net sum equal to what it would have received and so retained had no such deduction or withholding been required or made; and

          (ii) pay any such Tax or other amount on, or calculated by reference to, any sum received or receivable by the Noteholder in respect of the Note (except for a payment by the Noteholder of Tax on its own Overall Net Income), the Issuer shall pay or procure the payment of that Tax or other amount before any interest or penalty becomes payable or, if that Tax or other amount is payable and paid by the Noteholder, shall reimburse it on demand for the amount paid by it, provided that the Issuer shall only make or procure any such payment to the extent that it can sell Other Securities to fund such payment.

     (c)  Repayment to Issuer

          If the Noteholder determines in its sole discretion (exercised in good faith) that it has obtained a refund of Tax or obtained and used a credit against Tax on its own Overall Net Income (a "Tax Credit") which the Noteholder is able to identify as attributable to the deduction or withholding the Noteholder shall (subject to the Issuer having paid any additional amount payable in accordance with this Condition 10) to the extent it can do so without prejudice to the retention of the full amount of the Tax Credit, pay an amount equal to that Tax Credit to the Issuer. Nothing in this Condition shall require the Noteholder to order its affairs so as to obtain any Tax Credit in respect of any such deduction or withholding. The Noteholder shall not be obliged to disclose any information regarding its Tax affairs and computations.

     (d)  Interpretation

          For the purposes of this Condition 10:

          "Tax" includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature (whatever called) imposed, levied, collected, withheld or assessed by any taxing authority; and

          "Tax on Overall Net Income" of a person shall be construed as a reference to Tax (other than Tax deducted or withheld from any payment) imposed on that person by the jurisdiction in which its principal office is located on (1) the net income, profits or gains of that person worldwide or (2) such of its net income, profits or gains as arise in or relate to that jurisdiction.

     (e)  Additional amount

          Any reference in these Conditions to amounts payable in respect of the Note shall be deemed to include any additional amounts which may be payable under this Condition.

11.  Events of Default and Illegality

     (a)  Events of Default

          If any of the following events (each an "Event of Default") shall have occurred and be continuing:

          (i) default is made for a period of 15 days or more in the payment of any amount on the Note when and as the same shall become due and payable; or

          (ii) default is made in the performance of, or compliance with, any other obligation of the Issuer under the Note other than as referred to in Condition 11(a)(i), if such default shall not have been remedied within 30 days after receipt by the Issuer of written notice of such default given by the Noteholder; or

         (iii) an Event of Default (as such term is defined in the terms and conditions of the L1,239,062,086.87 Exchangeable Note due
               2005 issued by Friedland Finance (Number One) Limited (the "Other Note")) occurs under the terms and conditions of the Other Note; or

          (iv) an order is made or an effective resolution passed for the winding-up, dissolution or liquidation of the Issuer (except for the purpose of and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation on terms previously approved by the Noteholder and only if the liabilities under the Note are transferred to and assumed by the surviving corporation); or

          (v)  any  material   breach  of  the   Memorandum   or  Articles  of
               Association of the Issuer occurs and which, if capable of cure, continues uncured for a period of five Business Days; or

          (vi) it is or will become unlawful (whether or not due to the failure to obtain, or the revocation, expiry or withdrawal of, any authorisation) for the Issuer to perform or comply with any material obligation under the Note including, but not limited to, the delivery of Shares or their Cash Value ("Illegality") and such Illegality shall not have been avoided or remedied within 30 days after the date of default in the performance of the relevant obligation by reason of such Illegality;

          then the Noteholder then outstanding may, by notice in writing to the Issuer (with a copy to the Trustee) cause the Note to become immediately due. Following receipt of notice from the holder, in accordance with this Condition 11, the Issuer shall immediately notify the Noteholder, in accordance with Condition 13, that the
          Note is to be redeemed (a) by the payment to the Noteholder on the Settlement Date of cash in Sterling equal to the Cash Value of the Note or, (b) if the Expiry Date falls within the Exchange Period, at the discretion of the Noteholder and only if the Noteholder so requests, its exchange for Shares at the Exchange Ratio (together with any amount payable pursuant to, and in accordance with, Condition 6(e)) and the payment of the Cash Value of any fractional Share.

          The delivery of such Shares, and the payment of any Cash Value shall be made in accordance with Conditions 6 and 7, mutatis mutandis, as if the Notification Date had occurred on the Business Day following the Expiry Date.

          The delivery of Shares pursuant to this Condition 11 shall be conditional upon the delivery of a duly completed and executed Exchange Notice to the specified office of the Issuer by no later than the Business Day prior to the Expiry Date. If such duly completed and executed Exchange Notice is not so delivered in accordance with this Condition 11, the Notification Date shall be the date of such delivery.

          As used in these Conditions:

          "Expiry Date" means the date upon which notice is given in accordance with Condition 13 to the Noteholder specifying that the
          Note is to be redeemed pursuant to this Condition 11.

12.  Transfers and Replacement of the Note

     (a)  Note to be Novated

          The Note may not be transferred except by novation and only:

          (i) to a person who is a bank for the purposes of Section 840A of the Income and Corporation Taxes Act 1988 who is acquiring the
               Note in the ordinary course of its banking business and who provides warranties in the form of novation to that effect;

          (ii) pursuant to registration under, or an exemption from registration under, the Securities Act (it being understood that the Issuer is under no obligation to register the Note under the Securities Act); and

         (iii) upon the surrender of the Certificate, together with the novation agreement endorsed on it duly completed and executed, at the specified office of the Issuer or such other place as the Issuer agrees, and otherwise as provided in Condition 1 and in the registrar agreement dated on or about the Issue Date between the Issuer and Bankers Trustee Company Limited as registrar, provided that the Note shall not be transferred to any transferee unless the transferor effects a simultaneous transfer of the A Share in the Issuer that it holds to such transferee. A copy of the novation, as executed, will be provided to the Trustee.

     (b)  Formalities free of charge

          Novation will be effected without charge by or on behalf of the Issuer, but upon payment of any tax or other governmental charges which may be imposed in relation to such novation (or the giving of such indemnity as the Issuer may require in the circumstances).

     (c)  Replacement

          If the Certificate representing the Note is lost, stolen, mutilated, defaced or destroyed it may be replaced at the specified office of the Registrar or such other place as the Registrar agrees subject to all applicable laws, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Registrar may require. If mutilated or defaced the Certificate representing the Note must be surrendered before a replacement will be issued.

13.  Notices and Specified Office

     (a)  Notices

          All notices to the Noteholder will be delivered or sent by first class prepaid letter to the addresses entered in the Register. If the Noteholder has supplied details to the Issuer of its facsimile number, then unless the Noteholder requires otherwise notices shall be sent by such method (and a copy of such notice shall be sent as provided above, provided that the non-arrival of such copy shall not affect the validity of the original notice).

          All notices to the Issuer shall be sent by facsimile (facsimile number +44 (0)20 7814 8141/2) with a copy sent by first class prepaid letter to WFW Legal Services Limited, 15 Appold Street, London, EC2A 2HB (provided that the non-arrival of such copy shall not affect the validity of the original notice).

          All notices to the Trustee shall be sent by facsimile (facsimile number 7547 5919) with a copy sent by first class prepaid letter to Winchester House, 1 Great Winchester Street, London, EC2N 2DB, in each case, marked for the attention of the Managing Director (provided that the non-arrival of such copy shall not affect the validity of the original notice).

          All notices to the Registrar shall be sent by facsimile (facsimile number +352 473 136) with a copy sent by first class prepaid letter to 2, Boulevard Konrad Adenauer, L-1115, Luxembourg, in each case, marked for the attention of the Coupon Paying Department (provided that the non-arrival of such copy shall not affect the validity of the original notice).

     (b)  Specified Office

          Any reference in these Conditions to the "specified office" of the Issuer shall be to the address of the Issuer or its agent specified to the Noteholder for these purposes. Subject to such notification, the first specified office of the Issuer shall be 15 Appold Street, London, EC2A 2HB.

14.  Prescription

     Claims against the Issuer for principal in respect of the Note shall be prescribed unless made within ten years of the due date for payment or delivery, as the case may be.

15.  Amendments

     No Condition in respect of the Note may be amended, modified or supplemented without the prior written consent of the Noteholder.

16.  Governing Law

     The Note is governed by and shall be construed in accordance with English law.

17.  Interpretation

     Wherever possible, the Terms and Conditions of the Note shall be interpreted and shall operate so that Section 93 of the Finance Act 1996 applies to the loan relationship represented by the Note.

                               Form of Novation

                                                                        [Date]

1.   Reference is made to the  L1,280,691,772.55  Exchangeable  Note due
     2005 (the "Note") issued on 8 October 2001 [as novated on [date], [and date]] by Friedland Finance (Number Two) Limited (the "Issuer") and represented by a Certificate (Number: [__]) issued on [date] in favour of [noteholder] (the "Noteholder"). Defined terms used in this novation but not otherwise defined herein shall have the meanings given to them in the Note.

2. With effect from the date hereof, the respective rights and obligations of the Noteholder and the Issuer under and in relation to the Note (including any liabilities relating thereto arising prior to the date hereof) shall be discharged and replaced with identical rights and obligations of [novatee] (the "New Noteholder") and the Issuer.

3. The New Noteholder represents and warrants that it is a bank and who is acquiring the Note in the ordinary course of its banking business.

4. The New Noteholder agrees to be bound by Clauses 2.3, 4.2 and 4.3 of the subscription agreement dated 8 October 2001 between Deutsche Bank AG London and the Issuer relating to the Note.

5. This Deed shall be governed by English law and the parties shall submit any dispute arising out of this Deed to the jurisdiction of the English Courts.



THIS DEED is intended to be and has been entered into and delivered as a deed on the date stated at the commencement hereof.

                                EXECUTION PAGE

Executed as a deed by                            )
                                                 )   ---------------------------
FRIEDLAND FINANCE (NUMBER TWO) LIMITED           )   Name:
acting by                                        )   Title:   Director
and                                              )
                                                 )   ---------------------------
                                                 )   Name:
                                                 )   Title:   Director/Secretary


Executed as a deed by                            )
                                                 )   ---------------------------
[NOTEHOLDER]                                     )   Name:
acting by                                        )   Title:   Director
and                                              )
[acting under the authority of that company in   )   ---------------------------
accordance with the laws of its jurisdiction of  )   Name:
incorporation]                                   )   Title:   Director/Secretary


Executed as a deed by                            )
                                                 )   ---------------------------
[NEW NOTEHOLDER]                                 )   Name:
acting by                                        )   Title:   Director
and                                              )
[acting under the authority of that company in   )   ---------------------------
accordance with the laws of its jurisdiction of  )   Name:
incorporation]                                   )   Title:   Director/Secretary